EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	January 16, 2014

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud
Chief Financial Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Announces Financial Results for
Fiscal Year 2014

NAPERVILLE, IL, January 16, 2014 – General Employment Enterprises, Inc. (the “Company”) (NYSE MKT: JOB) announced its financial results for the year ended September 30, 2013.

Net revenues for the year ended September 30, 2013 increased by approximately 4% to approximately $46.5 million, compared to approximately $44.6 million for the year ended September 30, 2012.    Costs of revenue, which consist primarily of contractor labor and related costs increased by approximately 5% to approximately $32.3 million compared to approximately $30.7 million for the prior year. Cost of revenue increase was directly related to the increase in contract staffing revenue.  General and administrative expense increased by approximately $1.3 million or 10% to approximately $15.2 million compared with costs of approximately $13.9 million for the prior year. The increase was primarily related to the costs associated with the change in auditors, increased use of consultants, significant increase in legal expenses and costs associated with the earn-out settlement.  All of these expenses are non-recurring and Management expects the general and administrative expense to decrease for the year ended September 30, 2014.  The Company reported a net loss of approximately $1.6 million, or $(0.07) per weighted average share, compared with a net loss of approximately $0.9 million or $(0.04) per weighted average share for the prior year.  In addition, the Company reported a loss from discontinued operations of approximately $324,000 compared to a loss of approximately $109,000 in the prior year.

Commenting on the Company's 2013 results, Andrew Norstrud, Chief Financial Officer, stated, “We accomplished the majority of our strategic goals in 2013. There are still a significant number of goals to be accomplished in 2014 to complete the stabilization of the Company’s foundation; then, we can focus on growth and profitability.”  Mr. Norstrud also commented, “In addition to the more than $1.2 million of one-time expenses incurred in 2013, we have eliminated the unprofitable Agriculture business, closed an unprofitable office in California, eliminated more than $700,000 of unnecessary payroll as of December 31, 2013 and expect to eliminate additional annual expenses of more than $300,000 before March 31, 2014.  General Employment Enterprises Inc. has been in business for more than 120 years. With these changes in place, Management expects to re-focus the concentration to the Company’s long term initiatives versus correcting the mistakes of the recent past.”

In addition, the Company announced the resignation of Edward O. Hunter as a member of the Board of Directors for personal reasons.

Mr. Norstrud added, “We thank Mr. Hunter for his work over this past year and the guidance provided to management in the development of the our business plan.”

About General Employment

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2012, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.